Exhibit 99.1

MESABI TRUST PRESS RELEASE

New York, New York

November 2, 2015

On October 29, 2015, the Trustees of Mesabi Trust (NYSE: MSB) received the quarterly royalty report for shipments of iron ore products from Silver Bay, Minnesota during the quarter ended September 30, 2015 from Cliffs Natural Resources Inc. (“Cliffs”), the parent company of Northshore Mining Company (“Northshore”). As previously reported, because NYSE rules require 10 days advance notice of a record date for declarations of distributions, and Mesabi Trust’s Agreement of Trust fixes a record date of October 30th, the Trustees were unable to timely consider the declaration of a distribution. Accordingly, the Trustees determined that no distribution was declared in October 2015 and, therefore, no distribution will be paid in November 2015.

On October 16, 2015, Cliffs informed the Mesabi Trustees that, unlike historical practice, the quarterly royalty report for shipments of iron ore products from Silver Bay, Minnesota during Northshore’s quarter ended September 30, 2015 would not be provided to Mesabi Trust until the end of October 2015. The Trustees plan to hold a regular quarterly trustees’ meeting in January 2016 to review the Trust’s reserve balances and Cliffs’ quarterly royalty report, if available, for the quarter ended December 31, 2015, and at that time, the Trustees will determine the amount of any distribution, if any, to be made to Unit holders of record as of January 30, 2016 (as provided in the Agreement of Trust), based upon all other information available at that time.

Neither Cliffs nor Northshore has provided Mesabi Trust with any projections about whether or not it will furnish future quarterly royalty reports on a timeline that will permit the Trustees to consider declarations of distributions from royalty revenues anticipated to be received by the 30th day of the month following each calendar quarter end.

As reported by Cliffs, based on shipments of iron ore products by Northshore during the three months ended September 30, 2015, Mesabi Trust has received a base royalty of $2,860,749.  Mesabi Trust also was paid a bonus royalty in the amount of $642,684, based on the average sales price per ton of iron ore pellets and the volume of shipments by Northshore during the third calendar quarter of 2015. Royalties paid to Mesabi Trust, however, reflected a reduction of $590,519 as a result of negative pricing adjustments to base and bonus royalty payments for shipments and royalty payments made in the first and second calendar quarters of 2015.  Accordingly, the total royalty payments received in October 2015 by Mesabi Trust from Northshore were $3,034,620 (which includes a royalty payment of $121,705 paid to the Mesabi Land Trust).

The royalties paid to Mesabi Trust are based on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of the iron ore product sales, and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from non-Mesabi Trust lands.  In the third calendar quarter of 2015, Northshore credited Mesabi Trust with 1,231,310 tons of iron ore, as compared to 2,115,189 tons during the third calendar quarter of 2014.

The volume of shipments of iron ore pellets (and other iron ore products) by Northshore varies from quarter to quarter and year to year based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry, and weather conditions on the Great Lakes. Further, the prices under the term contracts between Northshore, Cliffs, and certain of their customers (the “Cliffs Pellet Agreements”), to which Mesabi Trust is not a party, are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  These multiple factors can result in significant variations in royalties received by Mesabi Trust (and in turn the resulting funds available for distribution to Unit holders by Mesabi Trust) from quarter to quarter and from year to year. These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Royalty payments received in 2015 and prior years continue to reflect pricing estimates for shipments of iron ore products that were subject to negative pricing adjustments pursuant to the Cliffs Pellet Agreements.  Based on the above factors and as indicated by the Trust’s historical distribution payments, the royalties received by the Trust, and the distributions paid to Unit holders, if any, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, if any, in any subsequent quarter or for a full year.

With respect to the remainder of calendar year 2015, Northshore has not advised Mesabi Trust of its expected 2015 shipments of iron ore products or what percentage of 2015 shipments will be from Mesabi Trust iron ore.  Cliffs indicated that the royalty payments being reported today are based on estimated iron ore pellet prices under the Cliffs Pellet Agreements, which are subject to change.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to Mesabi Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to Mesabi Trust’s Unit holders in future quarters.  In addition, Cliffs Pellet Agreements contain various pricing formulas and price adjustment provisions, the average sales prices received by Mesabi Trust may not match international iron ore pellet prices.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore in 2015, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling production lines or entire plants, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.  Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.  Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements that may be in this press release.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
(904) 271-2520